Exhibit 99.1

                       Possis Medical, Inc. Introduces New
                Solution For Endovascular Access Site Management;
             New SafeSeal(TM) Hemostasis Patch Part of Strategy to
                     Expand Endovascular Product Offerings

    MINNEAPOLIS--(BUSINESS WIRE)--May 11, 2006--Possis Medical, Inc. (NASDAQ:POSS) today announced the introduction of the SafeSeal(TM) Hemostasis Patch. This topical wound dressing decreases the time it takes to control bleeding from the puncture made into a blood vessel to perform an endovascular procedure. Designed to assist manual pressure and complement invasive vessel closure techniques, the SafeSeal Patch specifically targets the more than 7 million diagnostic and therapeutic procedures performed annually in the U.S. for coronary and peripheral applications.
    Since 1997, Possis has become the leading provider of mechanical thrombectomy products by marketing its proprietary AngioJet(R) Thrombectomy System through a direct sales force, developing a U.S. customer base of over 1,500 interventional catheterization labs. Recently, the Company has increased efforts toward leveraging its customer base and sales force by increasing its catalog of endovascular products beyond the AngioJet System. "The same customers we currently serve with our AngioJet Thrombectomy System can benefit from the ease of use and time-saving features of our new hemostasis patch," said Robert G. Dutcher, President and CEO of Possis Medical, Inc.
    The SafeSeal Patch employs a unique micro-bead material that has been used extensively to control bleeding in humans in a variety of settings such as trauma, post-operative surgical wounds and other difficult bleeding situations. Called Microporous Polysaccharide Hemospheres (MPH(TM)), the patented technology has been developed and commercialized by Medafor, Inc., a Minneapolis based medical device company. MPH technology works by dehydrating the blood at the wound site causing faster and stronger clotting. This enables clinicians to achieve hemostasis (cessation of bleeding) in significantly less time than with manual pressure alone. The unique design of the SafeSeal Patch features a clear window that aids in positioning the patch and viewing the condition of the wound. The adhesive positioning strip and pull-tab delivery of the MPH beads allow easy and accurate deployment by one person.
    "The SafeSeal Patch offers several advantages for the lab and for the patient," said Dutcher. "The MPH material is plant-based and contains no human or animal proteins so it avoids the risk of immunologic response. Additionally, it is fully bio-absorbable and because it does not rely solely on clotting factors in the patient's blood, it works quickly even on highly anti-coagulated patients. Speedy hemostasis means a shorter manual hold time, added comfort for the patient and time savings for the health care staff," said Dutcher.
    The SafeSeal Patch enters a U.S. market that the Company estimates to be $45 million today and growing to $100 million by 2009. The SafeSeal Patch will be marketed in the U.S. to interventional catheterization labs, physicians and staff by the Possis Medical sales team pursuant to a multi-year distribution agreement with Medafor.
    Possis Medical, Inc., develops, manufactures and markets pioneering medical devices for the large and growing endovascular treatment markets.
    Certain statements in this press release constitute "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements relate to estimates of market size, are based on our current expectations and assumptions and entail various risks and uncertainties that could cause actual results to differ materially from those expressed in such forward-looking statements. A discussion of these and other factors that could impact the Company's future results are set forth in the cautionary statements included in Exhibit 99 to the Company's Form 10-K for the year ended July 31, 2005, filed with the Securities and Exchange Commission.


    CONTACT: Possis Medical, Inc., Minneapolis
             Jules L. Fisher, 763-450-8011
             Jules.Fisher@possis.com